UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ROTH CH ACQUISITION IV CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ROTH CH ACQUISITION IV CO.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

December 9, 2022

Dear Stockholders:

You recently received proxy materials for the Roth CH Acquisition IV Co. special meeting of stockholders to be held on December 20, 2022 at 3:30 p.m. Eastern Time. The attached supplement to the proxy statement contains additional information that supplements the proxy statement. We urge you to read the supplement, together with the proxy statement previously sent to you carefully and in its entirety.

You can find more information on the special meeting in the Company’s proxy statement available at https://www.cstproxy.com/rothchacquisitioniv/2022.

As discussed in the proxy statement, the purpose of the special meeting is to consider and vote upon the following proposals:

•	Proposal 1 — A proposal to amend (the “Extension Amendment”) ROCG’s amended and restated certificate of incorporation (the “Charter”), to extend the date by which ROCG has to consummate a business combination up to five (5) times, each such extension for an additional one (1) month period (each an “Extension”), from February 10, 2023 to July 10, 2023; and

•	Proposal 2 — A proposal to direct the chairperson of the special meeting to adjourn the Special Meeting to a later date or dates (the “Adjournment”), if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the foregoing proposal.

Each of the Extension Amendment and the Adjournment proposals are more fully described in the proxy statement.

YOUR PARTICIPATION IS EXTREMELY IMPORTANT – PLEASE VOTE TODAY

If you have any questions relating to the special meeting, voting your shares, or need to request additional proxy materials, you may contact our proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll-Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

We appreciate your support.

IF YOUR SHARES ARE HELD IN A BROKERAGE ACCOUNT YOU SHOULD KNOW THAT

YOUR BROKER WILL NOT VOTE YOUR SHARES IF THEY DON'T RECEIVE INSTRUCTIONS FROM YOU.

PLEASE VOTE YOUR SHARES NOW SO YOUR VOTE CAN BE COUNTED WITHOUT DELAY.

SUPPLEMENT NO. 1 DATED DECEMBER 9, 2022

TO

PROXY STATEMENT

DATED DECEMBER 8, 2022

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 20, 2022

ROTH CH ACQUISITION IV CO.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

This Supplement No. 1 (this “Supplement No. 1”) updates, amends and supplements the proxy statement, dated December 8, 2022 (the “proxy statement”) filed on December 8, 2022 with the U.S. Securities and Exchange Commission by Roth CH Acquisition IV Co. (the “Company,” “ROCG” or “we”), a Delaware corporation, in connection with the special meeting of stockholders to be held on December 20, 2022 at 3:30 p.m. Eastern Time.

Capitalized terms used in this Supplement No.1 and not otherwise defined have the meaning given to them in the proxy statement.

To the extent information in this Supplement No. 1 differs from, updates or conflicts with information contained in the proxy statement, the information in this Supplement No. 1 is the more current information. This Supplement No. 1 is not complete without, and should not be read or utilized, except in conjunction with the proxy statement, including any supplements and amendments thereto.

As more fully described in the proxy statement, the special meeting will be held for the purpose of considering and voting on the following proposals::

1.	Proposal 1 — A proposal to amend (the “Extension Amendment”) ROCG’s amended and restated certificate of incorporation (the “Charter”), to extend the date by which ROCG has to consummate a business combination up to five (5) times, each such extension for an additional one (1) month period (each an “Extension”), from February 10, 2023 to July 10, 2023;

2.	Proposal 2 — A proposal to direct the chairperson of the special meeting to adjourn the Special Meeting to a later date or dates (the “Adjournment”), if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the foregoing proposal; and

3.	To act on such other matters as may properly come before the Special Meeting or any adjournment thereof.

Each of the Extension Amendment and the Adjournment proposals are more fully described in the proxy statement. Please take the time to read carefully each of the proposals in the proxy statement before you vote.

In connection with the Extension Amendment, public stockholders may elect (the “Election”) to redeem their shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay franchise and income taxes, divided by the number of then outstanding public shares, regardless of whether such public stockholders vote “FOR” or “AGAINST” the Extension Amendment and the Adjournment, and an Election can also be made by public stockholders who do not vote, or do not instruct their broker or bank how to vote, at the special meeting. Public stockholders may make an Election regardless of whether such public stockholders were holders as of the record date. If the Extension Amendment and the Adjournment are approved by the requisite vote of stockholders, the remaining holders of public shares will retain their right to redeem their public shares when the business combination is submitted to the stockholders, subject to any limitations set forth in our Charter, as amended by the Extension Amendment. However, we will not proceed with the Extension Amendment if the redemption of public shares in connection therewith would cause us to have net tangible assets of less than $5,000,001. As of the date of this Supplement No. 1, the Company has entered into agreements with certain stockholders owning, in the aggregate, 1,631,811 shares of the Company’s common stock, in which such stockholders have agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. The Company has agreed to pay such stockholders that entered into such agreements $0.083 per share for the period from the stockholder approval of the Extension Amendment proposal through February 10, 2023 and subsequently $0.05 per share for each one-month Extension in connection with such agreements. We may enter into other agreements with one or more stockholders in which such stockholders will agree not to redeem all or a portion of their public shares in connection with the Extension Amendment. No additional funds will be deposited into the Trust Account.

— END OF SUPPLEMENT NO.1 TO PROXY STATEMENT —